Filed Pursuant to Rule 424(b)(3)

Registration No. 333-153135

SUPPLEMENT NO. 4

DATED JULY 6, 2012

TO THE PROSPECTUS DATED APRIL 25, 2012

OF BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

This Supplement No. 4 supplements, and should be read in conjunction with, the prospectus of Bluerock Enhanced Multifamily Trust, Inc. dated April 25, 2012, Supplement No. 1 dated April 17, 2012, Supplement No. 2 dated May 18, 2012 and Supplement No. 3 dated May 23, 2012.  Unless otherwise defined in this Supplement No. 4, capitalized terms used have the same meanings as set forth in the prospectus.  The purpose of this Supplement No. 4 is to disclose the following:

•	the status of our initial public offering;

•	a change in direct ownership of our Advisor’s parent, although our Advisor remains indirectly controlled by R. Ramin Kamfar, our Chairman and Chief Executive Officer, and a family LLC controlled by Mr. Kamfar;

•	the completion of the acquisition of additional 1.0% joint venture interests in each of the Company’s existing joint ventures for The Reserve at Creekside and Springhouse at Newport News multifamily communities;

•	the completion of the disposition of the Company’s indirect 16.25% joint venture interest in The Apartments at Meadowmont, representing all of the Company’s investment in the property; and

•	unaudited pro forma financial statements and supplemental information presented to reflect the Springhouse and Creekside acquisitions and Meadowmont disposition, including an unaudited, pro forma consolidated balance sheet of the Company as of March 31, 2012, an unaudited, pro forma consolidated statement of operations for the three months ended March 31, 2012 and an unaudited, pro forma consolidated statement of operations for the year ended December 31, 2011, including related notes, and pro forma funds from operations and modified funds from operations for the three months ended March 31, 2012 and the year ended December 31, 2011.

Status of our Initial Public Offering

We commenced our initial public offering on October 15, 2009, pursuant to which we are offering up to $1,000,000,000 in shares of our common stock in a primary offering at $10.00 per share. We are also offering up to $285,000,000 in shares of our common stock under our distribution reinvestment plan (“DRP”) at an initial price of $9.50 per share.

As of July 2, 2012, we had accepted aggregate gross offering proceeds of $16.1 million related to the sale of 1,675,490 shares of common stock, exclusive of DRP shares. Solicitations are not currently being made to, nor subscriptions accepted from, residents of Pennsylvania, Kansas, West Virginia or Ohio. After we have accepted subscriptions totaling at least $50 million, we expect to offer our shares to and admit investors in Ohio.

Change in Direct Ownership of Our Advisor’s Parent

The prospectus previously described Bluerock Real Estate, L.L.C., our Sponsor, as the sole owner of BER Holdings, LLC, which is the majority owner of our Advisor. As part of a corporate reorganization, our Sponsor transferred ownership of BER Holdings, LLC to Bluerock Real Estate Holdings, LLC, a sister entity to our Sponsor. R. Ramin Kamfar, our Chairman and Chief Executive Officer, and a family limited liability company controlled by Mr. Kamfar, own all of the membership interests in Bluerock Real Estate Holdings, LLC. Bluerock Real Estate, L.L.C. continues to be our Sponsor. The organizational chart on page 9 of the prospectus is hereby deleted and replaced in its entirety with the following:

Organizational Chart for Our Company, Our Advisor and Affiliates

The following chart shows our ownership structure and our relationship with our advisor and its affiliates.

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Acquisition of Additional Joint Venture Interests in The Reserve at Creekside and Springhouse at Newport News and Disposition of Joint Venture Interest in The Apartments at Meadowmont

On June 22, 2012, the Company, through Bluerock Enhanced Multifamily Partnership, L.P., our operating partnership, and our operating partnership’s wholly owned subsidiaries, BEMT Springhouse, LLC (“BEMT Springhouse”), BEMT Creekside, LLC (“BEMT Creekside”) and BEMT Meadowmont, LLC (“BEMT Meadowmont”), entered into a Membership Interest Purchase and Sale Agreement (“MIPA”) with Bluerock Special Opportunity + Income Fund, LLC (“BEMT Co-Investor”) and Bluerock Special Opportunity + Income Fund I, LLC (“BEMT Co-Investor II”), pursuant to which the Company, on June 27, 2012, completed the purchase of an additional 1.0% joint venture equity interest in BR Springhouse Managing Member, LLC (the “Springhouse Managing Member JV Entity”) and an additional 2.0% joint venture equity interest in BR Creekside Managing Member, LLC (the “Creekside Managing Member JV Entity”) for an aggregate purchase price of $202,532, excluding closing costs, and sold all of its joint venture interest in BR Meadowmont Managing Member, LLC (the “Meadowmont Managing Member JV Entity”), for an aggregate sale price of $3.1 million, excluding closing costs and a disposition fee paid to an affiliate of the Advisor of $136,216. BEMT Co-Investor and BEMT Co-Investor II are managed by affiliates of the Company’s sponsor. The MIPA contains terms, conditions, representations, warranties, covenants and indemnities that are customary and standard in the real estate industry. The purchase and sale prices in the transactions were determined based on MAI, independent appraisals dated May 2012 for each of the properties underlying the subject joint ventures.

Acquisition of Original Joint Venture Interest in Springhouse

On December 3, 2009, through BEMT Springhouse, the Company completed an investment in a joint venture along with BEMT Co-Investor and Hawthorne Springhouse, LLC, an unaffiliated party, to acquire a 432-unit garden-style multifamily community known as Springhouse at Newport News, located in Newport News, Virginia. Prior to the consummation of the transactions described above, the Company held a 50% equity interest in the Springhouse Managing Member JV Entity through BEMT Springhouse, and BEMT Co-Investor held the remaining 50% equity interest in the Springhouse Managing Member JV Entity. The Springhouse Managing Member JV Entity holds a 75% equity interest in BR Hawthorne Springhouse JV, LLC (the “Springhouse JV Entity”) and acts as the manager of the Springhouse JV Entity. Hawthorne Springhouse, LLC, an unaffiliated third party (“Hawthorne Springhouse”) holds the remaining 25% interest in the Springhouse JV Entity. The Springhouse JV Entity is the sole owner of BR Springhouse, LLC, a special-purpose entity that holds title to the Springhouse property (“BR Springhouse”).

Purchase of Additional Interest in Springhouse Managing Member JV Entity by the Company

Pursuant to the MIPA, BEMT Co-Investor sold a 1.0% equity interest in the Springhouse Managing Member JV Entity to BEMT Springhouse for $93,000 in cash, such that the Company now holds a 51.0% equity interest in the Springhouse Managing Member JV Entity through BEMT Springhouse and BEMT Co-Investor holds the remaining 49.0% equity interest. The Company funded the purchase price with a portion of the net proceeds of the disposition of its joint venture equity interest in the Meadowmont Managing Member JV Entity. The purchase price was determined by an MAI, independent appraisal of the Springhouse property dated May 2012, and reflects the indirect equity interest’s proportionate share of the appraised value of the Springhouse property. Prior to consummation of the transaction, the Company’s board of directors, including all of its independent directors, determined that the purchase of the additional equity interest for the consideration paid was fair and reasonable to the Company and that the excess of consideration over the price originally paid by BEMT Co-Investor to acquire the equity interest was substantially justified by the gain in market value of the Springhouse property since the initial acquisition.

Additionally, in connection with the MIPA, modifications were made to the governance rights with respect to the Springhouse Managing Member JV Entity, including BEMT Springhouse becoming the sole manager of the Springhouse Managing Member JV Entity and having control rights over daily administration of the Springhouse Managing Member JV and certain property-level decisions of the Springhouse Managing Member JV at the Springhouse JV Entity, including through its control of the management committee.

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These changes will result in the Company having sufficient control over the Springhouse Managing Member JV Entity such that the Company would expect to consolidate all of the Springhouse Managing Member JV Entity on the Company’s financial statements. Investments reported on a consolidated basis will reflect gross amounts of assets, liabilities and noncontrolling interests in the balance sheet and gross amounts of revenues and expenses in the statement of operations. Prior to the transactions described herein, the Company’s investment in the Springhouse Managing Member JV Entity was reported on an unconsolidated basis under the equity method and reflected those amounts as a single net amount on each statement.

As a result of the structure described above and subsequent transfers of joint venture interest from BEMT Co-Investor to the Company, the Company holds a 38.25% indirect equity interest in the Springhouse property, BEMT Co-Investor holds a 36.75% indirect equity interest in the Springhouse property, and Hawthorne Springhouse holds the remaining 25% indirect equity interest. The Company, BEMT Co-Investor and Hawthorne each receive current distributions from the operating cash flow generated by the Springhouse property in proportion to these respective percentage equity interests.

The Springhouse Property

The Springhouse property is comprised of 432 units, featuring one- and two-bedroom layouts in 24, 2-story garden-style apartment buildings surrounding a centralized lake. The property contains approximately 310,826 rentable square feet and the average unit size is 728 square feet. Newport News, VA is part of the Virginia Beach-Norfolk-Newport News, VA-NC MSA. The community features include clubhouse, fitness center, swimming pool, tennis court, volleyball court, picnic area and private lake with gazebo. The Springhouse property is encumbered by a $23.4 million senior mortgage loan made to BR Springhouse.

Acquisition of Original Joint Venture Interest in Creekside

On March 31, 2010, through BEMT Creekside, the Company completed an investment in a joint venture along with BEMT Co-Investor, BEMT Co-Investor II, and Hawthorne Creekside, LLC, an unaffiliated party, to acquire a 192-unit garden-style multifamily community known as The Reserve at Creekside Village, located in Chattanooga, Tennessee. Prior to the consummation of the transactions described above, the Company held a one-third (1/3) equity interest in BR Creekside Managing Member, LLC (the “Creekside Managing Member JV Entity”) through BEMT Creekside, a wholly owned subsidiary of its operating partnership. BEMT Co-Investor and BEMT Co-Investor II each held a one-third (1/3) equity interest in the Creekside Managing Member JV Entity. The Creekside Managing Member JV Entity holds a 69.925% equity interest in BR Hawthorne Creekside JV, LLC (the “Creekside JV Entity”) and acts as the manager of the Creekside JV Entity. Hawthorne Creekside, LLC, an unaffiliated third party (“Hawthorne Creekside”), holds the remaining 30.075% interest in the Creekside JV Entity. The Creekside JV Entity is the sole owner of BR Creekside, LLC, a special-purpose entity that holds title to the Creekside property (“BR Creekside”).

Purchase of Additional Interests in Creekside Managing Member JV Entity by the Company

Pursuant to the MIPA, BEMT Co-Investor sold a 1.0% equity interest in the Creekside Managing Member JV Entity to BEMT Creekside for $54,766 in cash and BEMT Co-Investor II sold a 1.0% equity interest in the Creekside Managing Member JV Entity to BEMT Creekside for $54,766 in cash, such that the Company now holds a 35.33% equity interest in the Creekside Managing Member JV Entity through BEMT Springhouse, BEMT Co-Investor holds a 32.34% equity interest and BEMT Co-Investor II holds the remaining 32.33% equity interest. The Company funded the purchase price with a portion of the net proceeds of the disposition of its joint venture equity interest in the Meadowmont Managing Member JV Entity. The purchase price was determined by an MAI, independent appraisal of the Creekside property dated May 2012, and reflects the indirect equity interests’ proportionate share of the appraised value of the Creekside property. Prior to consummation of the transaction, the Company’s board of directors, including all of its independent directors, determined that the purchase of the additional equity interest for the consideration paid was fair and reasonable to the Company and that the excess of consideration over the price originally paid by each of BEMT Co-Investor and BEMT Co-Investor II to acquire their respective equity interests was substantially justified by the gain in market value of the Creekside property since the initial acquisition.

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Additionally, in connection with the MIPA, modifications were made to the governance rights with respect to the Creekside Managing Member JV Entity, including BEMT Creekside becoming the sole manager of the Creekside Managing Member JV Entity and having control rights over daily administration of the Creekside Managing Member JV and certain property-level decisions of the Creekside Managing Member JV at the Creekside JV Entity, including through its control of the managing committee. These changes will result in the Company having sufficient control over the Creekside Managing Member JV Entity such that the Company would expect to consolidate all of the Creekside Managing Member JV Entity on the Company’s financial statements. Investments reported on a consolidated basis will reflect gross amounts of assets, liabilities and noncontrolling interests in the balance sheet and gross amounts of revenues and expenses in the statement of operations. Prior to the transactions described herein, the Company’s investment in the Creekside Managing Member JV Entity was reported on an unconsolidated basis under the equity method and reflected those amounts as a single net amount on each statement.

As a result of the structure described above, the Company now holds a 24.706% indirect equity interest in the Creekside Property, BEMT Co-Investor and BEMT Co-Investor II each hold a 22.61% indirect equity interest in the Creekside Property (45.22% in the aggregate) and Hawthorne holds the remaining 30.075% indirect equity interest. The Company, BEMT Co-Investor, BEMT Co-Investor II and Hawthorne will each receive current distributions from the operating cash flow generated by the Creekside Property in proportion to these respective percentage equity interests.

The Creekside Property

The Creekside Property is located in Chattanooga, Tennessee which is the fourth-largest city in that state. The property is comprised of 192 units, featuring one-, two- and three-bedroom layouts. The property contains approximately 211,632 rentable square feet and the average unit size is 1,102 square feet. The community features include gated access, a clubhouse, a fitness center, a resort-style swimming pool, and playgrounds. The Creekside Property is encumbered by a $12.84 million senior mortgage loan to BR Creekside.

Disposition of Joint Venture Interest in Meadowmont

Pursuant to the MIPA, the Company’s operating partnership, through BEMT Meadowmont, its wholly owned subsidiary, sold all of its 32.5% equity interest in BR Meadowmont Managing Member, LLC (the “Meadowmont Managing Member JV Entity”) to BEMT Co-Investor II, for an aggregate purchase price of $3.1 million, excluding closing costs and a disposition fee paid to an affiliate of the Advisor of $136,216. The Meadowmont Managing Member JV Entity holds an indirect 50% equity interest in a 258-unit multifamily community known as The Apartments at Meadowmont, located in Chapel Hill, North Carolina. The Company purchased its equity interest in the Meadowmont Managing Member JV Entity in April 2010 for $1.52 million and had a current total investment of approximately $1.6 million prior to the disposition. The net proceeds received from this sale were approximately $3.0 million, after the disposition fee.

Summary Pro Forma Financial Information

An unaudited pro forma consolidated balance sheet for the Company as of March 31, 2012, has been prepared to give effect to the purchase of additional joint venture interests in the Springhouse property and the Creekside property and the disposition of the joint venture interest in the Meadowmont property as if the purchase of interests occurred on March 31, 2012 (the “Pro Forma Balance Sheet”). The Pro-Forma Balance Sheet is included below beginning at page F-1, should be reviewed in its entirety and is subject to the assumptions, adjustments and qualifications described therein.

The change in financial reporting of the Company’s joint venture investments in the Springhouse property and the Creekside property from the equity method of reporting to consolidating those investments is expected to have a significant impact on the Company’s consolidated balance sheet. As described in the Pro Forma Balance Sheet, the pro forma effect of these transactions on the Company’s consolidated balance sheet as of March 31, 2012 would be to:

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(1)	increase total assets from approximately $5.5 million to $63.4 million,

(2)	increase mortgage payable liabilities from zero to approximately $41.6 million,

(3)	increase total liabilities from approximately $4.1 million to $46.3 million, and

(4)	increase total stockholders’ equity from approximately $1.3 million to $5.1 million.

Additionally, an unaudited pro forma consolidated statement of operations of the Company for the three months ended March 31, 2012 has been prepared to give effect to the purchase of the joint venture interests in the Springhouse property and the Creekside property as if the purchase of interests occurred on January 1, 2011, and to give effect to the disposition of the joint venture interest in the Meadowmont property as if the disposition of the interest occurred on January 1, 2011 (the “March 31, 2012 Pro Forma Statement of Operations”). The March 31, 2012 Pro-Forma Statement of Operations is included below beginning at page F-1, should be reviewed in its entirety and is subject to the assumptions, adjustment and qualifications described therein. As described in the March 31, 2012 Pro Forma Statement of Operations, the pro forma effect of these transactions on the Company’s consolidated statement of operations for the three months ended March 31, 2012 would be to:

(1)	increase total revenues from zero to approximately $1.6 million,

(2)	increase total rent-related expenses from zero to approximately $1.1 million,

(3)	decrease equity in earnings of unconsolidated joint ventures from approximately $37 thousand to $13 thousand,

(4)	increase total expenses from approximately $0.4 million to $1.4 million,

(5)	increase operating income from a loss of approximately $0.4 million to income of $0.2 million, and

(6)	decrease net loss attributable to common shareholders from approximately $0.5 million to $0.3 million.

Additionally, an unaudited consolidated pro forma statement of operations of the Company for the year ended December 31, 2011 has been prepared to give effect to the purchase of the joint venture interests in the Springhouse property and the Creekside property as if the purchase of interests occurred on January 1, 2011, and to give effect to the disposition of the joint venture interest in the Meadowmont property as if the disposition of the interest occurred on January 1, 2011 (the “December 31, 2011 Pro Forma Statement of Operations”). The December 31, 2011 Pro-Forma Statement of Operations is included below beginning at page F-1, should be reviewed in its entirety and is subject to the assumptions, adjustment and qualifications described therein. As described in the December 31, 2011 Pro Forma Statement of Operations, the pro forma effect of these transactions on the Company’s consolidated statement of operations for the year ended December 31, 2011 would be to:

(1)	increase total revenues from zero to approximately $6.0 million,

(2)	increase total rent-related expenses from zero to approximately $5.5 million,

(3)	increase equity in earnings of unconsolidated joint ventures from approximately a loss of $74 thousand to earnings of $77 thousand,

(4)	increase total expenses from approximately $4.0 million to $9.3 million,

(5)	decrease operating loss from approximately $4.0 million to $3.3 million, and

(6)	increase net loss attributable to common shareholders from approximately $4.3 million to $4.4 million.

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Pro Forma Funds from Operations and Modified Funds from Operations

The Company is also providing supplemental pro forma financial information with respect to its actual funds from operations and modified funds from operations for the three months ended March 31, 2012 and the year ended December 31, 2011, to give effect to the purchase of the joint venture interests in the Springhouse property and the Creekside property and the disposition of the Meadowmont property. Funds from operations (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. The Company considers FFO to be an appropriate supplemental measure of its operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. The Company defines FFO, consistent with the National Association of Real Estate Investment Trusts (“NAREITs”) definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property and impairment charges, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, the Company uses modified funds from operations ("Modified Funds from Operations" or "MFFO"), as defined by the Investment Program Association (“IPA”). MFFO excludes from FFO the following items:

(1)	acquisition fees and expenses;
(2)	straight line rent amounts, both income and expense;
(3)	amortization of above or below market intangible lease assets and liabilities;
(4)	amortization of discounts and premiums on debt investments;
(5)	gains or losses from the early extinguishment of debt;
(6)	gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivative holdings except where the trading of such instruments is a fundamental attribute of our operations;
(7)	gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;
(8)	gains or losses related to consolidation from, or deconsolidation to, equity accounting;
(9)	gains or losses related to contingent purchase price adjustments; and
(10)	adjustments related to the above items for unconsolidated entities in the application of equity accounting.

The Company believes that MFFO is helpful in assisting management, investors and analysts assess the sustainability of the Company’s operating performance, and in particular, after the Company’s offering and acquisition stages are complete primarily because it excludes acquisition expenses that affect property operations only in the period in which the property is acquired. Because the Company is currently in its acquisition stage, the Company expects that the exclusion of acquisition expense will be its most significant adjustment for the near future, although no acquisition expenses have been incurred in the three months ended March 31, 2012 or the year ended December 31, 2011. Thus, MFFO provides helpful information relevant to evaluating the Company’s operating performance in periods in which there is no acquisition activity.

In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management's investment models and analysis differentiate costs to acquire the investment from the operations derived from the investment. Acquisition costs related to business combinations are to be expensed. The Company believes that by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of our real estate investments and is consistent with management's analysis of the investing and operating performance of the Company’s properties. In addition, it provides investors with information about the Company’s operating performance so they can better assess the sustainability of the Company’s operating performance after its offering and acquisition stages are completed. Acquisition expenses include those incurred with the Company’s advisor or third parties.

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Table 1 presents the Company’s calculation of actual FFO and MFFO for the three months ended March 31, 2012 and as adjusted, pro forma to give effect to the purchase of the joint venture interests in the Springhouse property and the Creekside property as if the purchase of interests occurred on January 1, 2011, and to give effect to the disposition of the joint venture interest in the Meadowmont property as if the disposition of the interest occurred on January 1, 2011. Table 2 presents the Company’s calculation of FFO and MFFO for the year ended December 31, 2011, and as adjusted, pro forma to give effect to the purchase of the joint venture interests in the Springhouse property and the Creekside property as if the purchase of interests occurred on January 1, 2011, and to give effect to the disposition of the joint venture interest in the Meadowmont property as if the disposition of the interest occurred on January 1, 2011. This unaudited pro forma supplemental information is prepared for informational purposes only and is not necessarily indicative of future results or of actual results that would have been achieved had the purchase of joint venture interests in Springhouse of Newport News and The Reserve at Creekside Village and disposition of joint venture interest in The Apartments at Meadowmont been consummated as of the dates indicated.

Because the Company has been raising capital in its initial public offering since inception, did not commence real estate operations until the end of 2009, made several additional equity investments in 2010 and made no investments in 2011, the actual and pro forma results presented in Table 1 and Table 2 below are not directly comparable and should not be considered an indication of our future operating performance.

TABLE 1	Three Months Ended March 31, 2012
	Actual	Pro Forma

Net loss attributable to common shareholders	$(450,067)	$(285,947)
Add:
Depreciation and amortization	-	439,576
Pro-rata share of unconsolidated JV depreciation and amortization(1)	245,366	71,708
Less:
Noncontrolling interest share of adjustments	-	(295,566)
FFO	(204,701)	(70,229)
Add:
Noncontrolling interest share of adjustments	-	65,340
Less:
Amortization of fair value of debt adjustment	-	(102,770)
Disposition of Meadowmont equity interest	-	(151,871)
MFFO	$(204,701)	$(259,530)

(1)	This represents our share of depreciation and amortization expense and acquisition costs at the properties that we account for under the equity method of accounting.

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TABLE 2	Year Ended December 31, 2011
	Actual	Pro Forma

Net loss attributable to common shareholders	$(4,315,331)	$(4,407,918)
Add:
Depreciation and amortization	-	3,013,953
Pro-rata share of unconsolidated JV depreciation and amortization(1)	1,045,949	367,396
Less:
Noncontrolling interest share of adjustments	-	(2,017,746)
FFO	(3,269,382)	(3,044,315)
Add:
Acquisition costs per statement of operations	-	44,645
Noncontrolling interest share of adjustments	-	261,360
Less:
Amortization of fair value of debt adjustment	-	(411,080)
Disposition of Meadowmont equity interest	-	(243,046)
MFFO	$(3,269,382)	$(3,392,436)

(1)	This represents our share of depreciation and amortization expense and acquisition costs at the properties that we account for under the equity method of accounting.

Operating cash flow, FFO and MFFO may also be used to fund all or a portion of certain capitalizable items that are excluded from FFO and MFFO, such as tenant improvements, building improvements and deferred leasing costs.

Presentation of this information is intended to assist the reader in comparing the sustainability of the operating performance of different REITs, although it should be noted that not all REITs calculate FFO or MFFO the same way, so comparisons with other REITs may not be meaningful. FFO or MFFO should not be considered as an alternative to net income (loss), as an indication of our liquidity, nor is either indicative of funds available to fund the Company’s cash needs, including the Company’s ability to make distributions. Both FFO and MFFO should be reviewed in connection with other GAAP measurements.

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BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

SUMMARY OF UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following pro forma information should be read in conjunction with the consolidated balance sheet of Bluerock Enhanced Multifamily Trust, Inc (“the Company”) as of March 31, 2012, which has been filed with the SEC in the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2012. In addition, this pro forma information should be read in conjunction with the statement of revenues in excess of certain expenses and the notes thereto of Springhouse of Newport News and The Reserve at Creekside Village, which are included herein.

The following unaudited pro forma consolidated balance sheet as of March 31, 2012, has been prepared to give effect to the purchase of additional joint venture interests in Springhouse of Newport News and The Reserve at Creekside Village and the disposition of the joint venture interest in The Apartments at Meadowmont as if the purchase and sale of interests occurred on March 31, 2012.

The following unaudited pro forma statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011 have been prepared to give effect to the purchase of interests of Springhouse of Newport News and The Reserve at Creekside Village as if the purchase of interests occurred on January 1, 2011, with respect to the statement of operations for the three months ended March 31, 2012, January 1, 2011 with respect to the statement of operations for the year ended December 31, 2011, and the sale of interest in The Apartments at Meadowmont occurred on January 1, 2011.

These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the purchase of joint venture interests in Springhouse of Newport News and The Reserve at Creekside Village and disposition of joint venture interest in The Apartments at Meadowmont been consummated as of the dates indicated. In addition, the pro forma balance sheet includes pro forma preliminary estimates of the fair value of the assets and liabilities acquired in connection with the purchase of interests. These allocations may be adjusted in the future upon finalization of these preliminary estimates.

F-1

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of March 31, 2012

		Pro Forma Adjustments
	Bluerock Enhanced Multifamily Trust, Inc. Historical (a)	Springhouse at Newport News (b)		The Reserve at Creekside Village (c)		The Apartments at Meadowmont		Pro Forma Total
ASSETS

Real Estate
Land	$-	$6,480,000	(d)	$1,920,000	(d)	$-		$8,400,000
Building and improvements	-	28,263,191	(d)	17,549,379	(d)	-		45,812,570
Furniture, fixtures and equipment	-	243,038	(d)	806,352	(d)	-		1,049,390
Total real estate	-	34,986,229		20,275,731		-		55,261,960
Investments in unconsolidated real estate joint ventures	5,152,610	(1,340,662)		(195,437)		(1,058,967	) (h)	2,557,544
In-place lease value	-	825,372	(d)	433,671	(d)	-		1,259,043
Cash and cash equivalents	233,335	125,137		118,837		2,977,366	(i)	3,454,675
Restricted cash	-	343,254		290,860		-		634,114
Accounts receivables and prepaids	100,692	81,024		72,173		-		253,889
TOTAL ASSETS	$5,486,637	$35,020,354		$20,995,835		$1,918,399		$63,421,225

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Mortgage payable	$-	$26,550,437	(e)	$15,032,245	(e)	$-		$41,582,682
Notes payable to affiliates	1,931,484	-		-		-		1,931,484
Accounts payable	4,104	38,155		44,807		-		87,066
Other accrued liabilities	166,836	376,914		162,307		-		706,057
Due to affiliates	1,953,679	-		-		-		1,953,679
Distributions payable	78,688	-		-		-		78,688

Total liabilities	4,134,791	26,965,506		15,239,359		-		46,339,656

Commitments and contingencies
Redeemable common stock	78,689	-		-		-		78,689

Stockholders' Equity:
Preferred stock, $0.01 par value, 250,000,000 shares authorized; none issued and outstanding	-	-		-		-		-
Common stock, $0.01 par value, 749,999,000 shares authorized; 1,380,772 shares issued and outstanding as of March 31, 2012	13,808	-		-		-		13,808
Nonvoting convertible stock, $0.01 par value per share; 1,000 shares authorized, issued and outstanding	10	-		-		-		10
Additional paid-in-capital, net of costs	9,793,833	-		-		-		9,793,833
Cumulative distributions and net losses	(8,534,494)	3,055,573	(f)	1,312,094	(f)	1,918,399		(2,248,428)
Total stockholders' equity	1,273,157	3,055,573		1,312,094		1,918,399		7,559,223
Noncontrolling interest	-	4,999,275	(g)	4,444,382	(g)	-		9,443,657
Total equity	1,273,157	8,054,848		5,756,476		1,918,399		17,002,880
TOTAL LIABILITIES AND EQUITY	$5,486,637	$35,020,354		$20,995,835		$1,918,399		$63,421,225

See Notes to Unaudited Pro Forma Consolidated Balance Sheet

F-2

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of March 31, 2012

(a)	Historical financial information derived from the Company’s quarterly report on Form 10-Q as of March 31, 2012.

(b)	Represents the purchase of interest of Springhouse at Newport News. The purchase price of the Springhouse property was approximately $93,000, plus closing costs. This amount was funded by cash available from the sale of the Company’s 32.5% equity interest in BR Meadowmont Managing Member, LLC (the “Meadowmont Managing Member JV Entity”) to BEMT Co-Investor II. Amounts presented are at fair value.

(c)	Represents the purchase of interest of The Reserve at Creekside Village. The purchase price of the Creekside property was approximately $109,532, plus closing costs. This amount was funded by cash available from the sale of the Company’s 32.5% equity interest in BR Meadowmont Managing Member, LLC (the “Meadowmont Managing Member JV Entity”) to BEMT Co-Investor II. Amounts presented are at fair value.

(d)	Represents the preliminary purchase price allocations incurred related to the purchase of interest in the Springhouse and Creekside properties. The Company recorded tangible assets and identifiable intangibles (consisting of in-place leases) based on their estimated fair values.

(e)	Represents mortgage payable assumed at fair value at the date of acquisition.

(f)	Represents the Company’s interest in the consolidated property’s cumulative distributions and net losses.

(g)	Represents the noncontrolling interest in the consolidated property’s cumulative distributions and net losses.

(h)	Represents the sale of the Company’s 32.5% equity interest in BR Meadowmont Managing Member LLC, which indirectly owns The Apartments at Meadowmont.

(i)	Represents cash value received for the sale of the Company’s 32.5% interest in BR Meadowmont Managing Member LLC, which indirectly owns The Apartments at Meadowmont.

F-3

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2012

		Pro-Forma Adjustments
	Bluerock Enhanced Multifamily Trust, Inc. Historical (a)	Springhouse at Newport News (b)		The Reserve at Creekside Village (c)		The Apartments at Meadowmont (d)	Pro Forma Total

Revenue
Net rental income	$-	$961,484	(e)	$507,968	(e)	$-	$1,469,452
Tenant reimbursements and other	-	44,234	(e)	44,341	(e)	-	88,575
Total revenues	-	1,005,718		552,309		-	1,558,027
Expenses
Rental expenses	-	245,237	(f)	101,203	(f)	-	346,440
Property management fees	-	53,252	(f)	22,293	(f)	-	75,545
Depreciation and amortization	-	261,475	(g)	178,101	(g)	-	439,576
Real estate taxes and insurance	-	106,263	(f)	101,744	(f)	-	208,007

Total rent-related expenses	-	666,227		403,341		-	1,069,568

Other operating activities
Equity in (earnings) loss of unconsolidated joint ventures	(36,633)	(14,551	) (h)	34,742	(h)	3,013	(13,429)
General and administrative expenses	338,380	39,254	(f)	38,204	(f)	(136,525)	279,313
Asset management and oversight fees to affiliates	82,465	-		-		(18,359)	64,106

Total expenses	384,212	690,930		476,287		(151,871)	1,399,558

Operating income (loss)	(384,212)	314,788		76,022		151,871	158,469

Other income (expense)
Interest expense, net	(65,855)	(245,554	) (i)	(133,635	) (j)	-	(445,044)

Total other income (expense)	(65,855)	(245,554)		(133,635)		-	(445,044)

Net (loss) income	(450,067)	69,234		(57,613)		151,871	(286,575)

Net (loss) income attributable to Noncontrolling Interest	-	42,751	(k)	(43,379	) (k)	-	(628)
Net (loss) income attributable to common shareholders	$(450,067)	$26,483	(l)	$(14,234	) (l)	$151,871	$(285,947)

Basic and Diluted Loss Per Common Share	$(0.37)						$(0.24)

Weighted Average Common Shares Outstanding	1,207,248						1,207,248

See Notes to Unaudited Pro Forma Consolidated Statement of Operations

F-4

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2012

(a)	Historical financial information derived from the Company’s quarterly report on Form 10-Q for the three months ended March 31, 2012.

(b)	Represents adjustments to historical operations of the Company to give effect to the purchase of interest in the Springhouse property as if these assets had been acquired on January 1, 2011. Adjustments were derived directly from the property’s actual results of operations for the quarter ended March 31, 2012.

(c)	Represents adjustments to historical operations of the Company to give effect to the purchase of interest in the Creekside property as if these assets had been acquired on January 1, 2011. Adjustments were derived directly from the property’s actual results of operations for the three months ended March 31, 2012.

(d)	Reflects sale of the Company’s 32.5% equity interest in BR Meadowmont Managing Member, LLC (the “Meadowmont Managing Member JV Entity”) to BEMT Co-Investor II, for an aggregate purchase price of $3.1 million, excluding closing costs and a disposition fee paid to an affiliate of the Advisor of $136,216.

(e)	Represents base rental income, operating cost reimbursements and other income from tenants (not reflected in the historical statement of operations of Bluerock Enhanced Multifamily Trust, Inc.) for the three months ended March 31, 2012.

(f)	Represents rent-related expenses and expenses related to other operating activities based on historical operating results of each property.

(g)	Represents depreciation and amortization expense for the three months ended March 31, 2012 based on the preliminary allocation of the purchase. Depreciation expense is calculated using the straight-line method over the estimated useful life of 30 – 35 years for the building, 15 years for building and land improvements and five years for furniture, fixtures and equipment. Amortization expense on identifiable intangible assets is recognized using the straight-line method over the life of the lease, which is generally less than one year.

(h)	Represents the write-off of the Company’s equity interest in each property, upon consolidation of each property’s historical financial information.

(i)	Represents interest expense incurred on a $23.4 million mortgage loan which bears a fixed interest rate of 5.66% and matures on January 1, 2020, net of the amortization of the fair value of debt adjustment.

(j)	Represents interest expense incurred on a $13.0 million mortgage loan which bears a fixed interest rate of 4.60% and matures on November 11, 2050, net of the amortization of the fair value of debt adjustment.

(k)	Represents the noncontrolling interest in the consolidated property’s net income (loss).

(l)	Represents the Company’s interest in the consolidated property’s net income (loss).

F-5

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2011

		Pro-Forma Adjustments
	Bluerock Enhanced Multifamily Trust, Inc. Historical (a)	Springhouse at Newport News (b)		The Reserve at Creekside Village (c)		The Apartments at Meadowmont (d)	Pro Forma Total
Revenue
Net rental income	$-	$3,721,795	(e)	$1,954,615	(e)	$-	$5,676,410
Tenant reimbursements and other	-	190,911	(e)	125,518	(e)	-	316,429
Total revenues	-	3,912,706		2,080,133		-	5,992,839
Expenses
Rental expenses	-	946,380	(f)	475,381	(f)	-	1,421,761
Property management fees	-	165,424	(f)	85,937	(f)	-	251,361
Depreciation and amortization	-	1,870,632	(g)	1,145,637	(g)	(2,316)	3,013,953
Real estate taxes and insurance	-	417,807	(f)	361,099	(f)	-	778,906

Total rent-related expenses	-	3,400,243		2,068,054		(2,316)	5,465,981

Other operating activities
Equity in (earnings) loss of unconsolidated joint ventures	73,665	(84,326	) (h)	(46,768	) (h)	(19,850)	(77,279)
General and administrative expenses	3,564,948	99,961	(f)	120,356	(f)	(165,937)	3,619,328
Asset management and oversight fees to affiliates	330,156	-		-		(46,140)	284,016

Total expenses	3,968,769	3,415,878		2,141,642		(234,243)	9,292,046

Operating income (loss)	(3,968,769)	496,828		(61,509)		234,243	(3,299,207)

Other income (expense)
Interest expense, net	(346,562)	(987,118	) (i)	(537,919	) (j)	8,803	(1,862,796)

Total other income (expense)	(346,562)	(987,118)		(537,919)		8,803	(1,862,796)

Net (loss) income	(4,315,331)	(490,290)		(599,428)		243,046	(5,162,003)

Net (loss) income attributable to Noncontrolling Interest	-	(302,754	) (k)	(451,331	) (k)	-	(754,085)
Net (loss) income attributable to common shareholders	$(4,315,331)	$(187,536	) (l)	$(148,097	) (l)	$243,046	$(4,407,918)

Basic and Diluted Loss Per Common Share	$(5.34)						$(5.45)

Weighted Average Common Shares Outstanding	809,304						809,304

See Notes to Unaudited Pro Forma Consolidated Statement of Operations

F-6

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

 For the Year Ended December 31, 2011

(a)	Historical financial information derived from the Company’s annual report on Form 10-K for the year ended December 31, 2011.

(b)	Represents adjustments to historical operations of the Company to give effect to the purchase of interest in the Springhouse property as if these assets had been acquired on January 1, 2011. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2011.

(c)	Represents adjustments to historical operations of the Company to give effect to the purchase of interest in the Creekside property as if these assets had been acquired on January 1, 2011. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2011.

(d)	Reflects sale of the Company’s 32.5% equity interest in BR Meadowmont Managing Member, LLC (the “Meadowmont Managing Member JV Entity”) to BEMT Co-Investor II, for an aggregate purchase price of $3.1 million, excluding closing costs and a disposition fee paid to an affiliate of the Advisor of $136,216.

(e)	Represents base rental income, operating cost reimbursements and other income from tenants (not reflected in the historical statement of operations of Bluerock Enhanced Multifamily Trust, Inc.) for the year ended December 31, 2011.

(f)	Represents rent-related expenses and expenses related to other operating activities based on historical operating results of each property.

(g)	Represents depreciation and amortization expense for the year ended December 31, 2011 based on the preliminary allocation of the purchase price. Depreciation expense is calculated using the straight-line method over the estimated useful life of 30 – 35 years for the building, 15 years for building and land improvements and five years for furniture, fixtures and equipment. Amortization expense on identifiable intangible assets is recognized using the straight-line method over the life of the lease, which is generally less than one year.

(h)	Represents the write-off of the Company’s equity interest in each property, upon consolidation of each property’s historical financial information.

(i)	Represents interest expense incurred on a $23.4 million mortgage loan which bears a fixed interest rate of 5.66% and matures on January 1, 2020, net of the amortization of the fair value of debt adjustment.

(j)	Represents interest expense incurred on a $13.0 million mortgage loan which bears a fixed interest rate of 4.60% and matures on November 11, 2050, net of the amortization of the fair value of debt adjustment.

(k)	Represents the noncontrolling interest in the consolidated property’s net income (loss).

(l)	Represents the Company’s interest in the consolidated property’s net income (loss).

F-7